Exhibit 3.30

No. 227623

COMPANIES ACTS 1908 to 1989

COMPANY LIMITED BY SHARES

MEMORANDUM

and

ARTICLES OF ASSOCIATION

of

KOPPERS UK LIMITED

Incorporated on 27 January 1928

Memorandum of Association amended on 8 February 2001

New Articles of Association adopted on 11 December 1996

and altered on 8 February 2001

No. 227623

COMPANIES ACTS 1908 to 1989

COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

of

KOPPERS UK LIMITED

(as amended on 8 February 2001)

1.	[1]The name of the Company is “KOPPERS UK LIMITED”.

2.	The Registered Office of the Company will be situate in England.

3.	The objects for which the Company is established are:-

3.1	To carry on business as a general commercial company.

3.2	To carry on all or any of the trades or business of manufacturers, repairers, buyers, sellers of products of all types to supply services of all kinds to acquire, hold, deal in investments of any kind and to carry on any activity normally undertaken by a company in these or similar lines of business.

3.3	To do all such things as shall seem to be in the best interests of the Company, its members, its customers or its potential customers or calculated directly or indirectly to enhance the value of or render more profitable any of the Company’s property.

3.4	To rent, purchase or by other means acquire any freehold, leasehold or other real property for any estate or interest whatever, and any rights, licences, privileges, or easements over or in respect of any such property, and to develop and turn to account and deal with the same in such manner as may be thought expedient.

3.5	To purchase or otherwise acquire for any estate or interest any property, assets or rights of any kind which may appear to be necessary or convenient for any business of the Company, and to develop and turn to account and deal with the same in such manner as may be thought expedient.

3.6	To build, construct, maintain, alter, enlarge, pull down, remove or replace any buildings, works and machinery necessary for the Company’s business.

3.7	To improve, manage, cultivate, develop, exchange, let on lease or otherwise, mortgage, charge, sell, dispose of, turn to account, grant rights and privileges in respect of, or otherwise deal with all or any part of the property and rights of the Company.

[1]	The name of the Company was changed from Bitmac, Limited to Koppers UK Limited on 8 June 2000

3.8	To apply for, exercise, use, register, turn to account, purchase, acquire, sell, let, grant or otherwise deal with or use any letters patent, trade marks, brevets d’invention, concessions, licences, inventions, rights, privileges, or monopolies or any interest in the same.

3.9	To manufacture and deal in all kinds of articles and things required for the purposes of or commonly dealt in by persons engaged in any such business as aforesaid or in connection with any such letters patent, trade marks, brevets d’invention, concessions, licences, inventions, rights or privileges as aforesaid.

3.10	To subscribe or guarantee money for any national, local, charitable, benevolent, public, general or useful object, or for any exhibition or for any other purpose which may be considered likely, directly or indirectly, to further the objects of the Company or the interests of its members.

3.11	To invest any moneys of the Company not for the time being required for the general purposes of the Company in such investments as may be thought proper, and to hold, sell or otherwise deal with such investments.

3.12	To borrow or raise or secure the payment of money, and for those or other purposes including in particular (but without prejudice to the generality of the foregoing), the giving of collateral security for any guarantee by the Company or for any obligation of the Company’s holding company (if any) or any subsidiary of the Company or of such holding company or any company otherwise associated with the Company in business, to mortgage or charge the undertaking and all or any part of the property and rights of the Company, present or after acquired, including uncalled capital, and to create and issue redeemable debentures or debenture stock, bonds or other obligations.

3.13	To lend and advance money or give credit to any person, firm or company and, whether or not the Company receives any consideration or advantage from doing so, to guarantee or give indemnities for (or by both such means) the payment of moneys secured by or payable under or in respect of or the performance of shares, debentures, debenture stock, bonds, mortgages, charges, securities, obligations and contracts of any company, whether British, Commonwealth or foreign, or of any authority, supreme, municipal, local or otherwise, or of any person whomsoever whether corporate or unincorporate including in particular (but without prejudice to the generality of the foregoing) the Company’s holding company (if any) or any subsidiary of the Company or of such holding company or any company otherwise associated with the Company in business.

3.14	To amalgamate or enter into partnership or any joint purse or profit sharing arrangement, or co-operate in any way with any person, firm or company carrying on or proposing to carry on any business or operation within the objects of the Company, and to assist any such person, firm or company.

3.15	To draw, make, accept, endorse, discount, execute, and issue promissory notes, bills of exchange, bills of lading, warrants, debentures, and other negotiable transferable or mercantile instruments, or to purchase or guarantee the same.

3.16	To apply for, promote, and obtain any Act of Parliament, or other licence, permission or authority for enabling the Company to carry any of its objects into effect, or for effecting any modification of the Company’s constitution, or for any other purpose which may seem expedient; to oppose any proceedings or applications which may seem calculated, directly or indirectly to prejudice the Company’s interests, and to enter into any arrangements with any governments or authorities, supreme, municipal, local or otherwise, or any corporations, companies or persons, that may seem conducive to the attainment of the Company’s objects or any of them.

3.17	To subscribe for, underwrite, purchase, or otherwise acquire and hold, dispose of, and deal in shares, stocks and securities of any company.

3.18	To act as agents or brokers and as trustees for any person, firm or company, to undertake and perform sub-contracts, and to act in any of the businesses of the Company through or by means of agents, brokers, sub-contractors or others.

3.19	To remunerate any person, firm or company rendering services to the Company, whether by cash payment or by the allotment to him or them of shares or securities of the Company credited as paid up in full or in part, or otherwise; to grant pensions or gratuities to and establish any contributory or non-contributory pension or superannuation fund for the benefit of any present or former directors, officers or employees of the Company or the Company’s holding company (if any), the predecessors in business of, or any subsidiary or associated company of, or business acquired by, the Company or such holding company, or the relations, connections or dependants of any such persons; and to establish or support associations, institutions, clubs, funds and trusts which may be considered calculated to benefit any such persons.

3.20	To pay all or any expenses incurred in connection with the formation, promotion and incorporation of the Company, or to contract with any person, firm or company to pay the same; and to pay commissions to brokers and others for underwriting, placing, selling or guaranteeing the subscription of any shares, debentures, debenture stock or securities of the Company.

3.21	To procure the registration of the Company in or under the laws of any territory or jurisdiction.

3.22	To promote any company for the purpose of acquiring all or any of the property or undertaking any of the liabilities of the Company, the promotion of which shall be considered to be calculated to advance directly or indirectly the objects of the Company or the interests of its members.

3.23	To insure any of the property or assets of the Company against any insurable risk or risks and to effect, purchase or take assurances on the lives of any debtors to the Company, or on the lives of any other persons in whom the Company may have an insurable interest.

3.24	To sell and in any other manner deal with or otherwise dispose of the whole or any part of the business or property of the Company for such consideration as the Company may think fit, and in particular for shares, debentures, debenture stock, or securities of any other company.

3.25	To distribute among the members of the Company in specie any property of the Company.

3.26	To do all or any of the things and matters aforesaid in any part of the world, and either as principals, agents, contractors, trustees or otherwise, and by or through trustees, agents or otherwise, and either alone or in conjunction with others; and to do all such other things as may be deemed incidental or conducive to the attainment of the above objects or any of them.

It is hereby expressly declared that each sub-clause of this Clause shall be construed independently of the other sub-clauses hereof, and that none of the objects mentioned in any sub-clause shall be deemed to be merely subsidiary to the objects mentioned in any other sub-clause.

4.	The liability of the members is limited.

5.	[2]The share capital of the Company is Five Thousand Pounds, divided into Five Thousand Shares of One Pound each.

[2]	The share capital of the company has been altered as follows:-

•	On 21 November 1937 it was increased to £50,000 divided into 50,000 shares of £1 each
•	On 30 April 1984 it was increased to £500,000 divided into 380,000 ‘A Ordinary Shares and 120,000 ‘B’ Ordinary Shares
•	On 15 December 1988 it was increased to £3,000,000 divided into 2,280,000 ‘A’ Ordinary Shares and 720,000 ‘B’ Ordinary Shares
•	On 28 February 1989 300,000 ‘A’ Ordinary Shares were re-designated as ‘B’ Ordinary Shares, the share capital then comprised 1,980,000 ‘A’ Ordinary Shares and 1,020,000 ‘B’ Ordinary Shares
•	On 23 June 1989 420,000 ‘A’ Ordinary Shares were re-designated as ‘B’ Ordinary Shares, the share capital then comprised 1,560,000 ‘A’ Ordinary Shares and 1,440,000 ‘B’ Ordinary Shares
•	On 27 February 1995 the 1,560,000 ‘A’ Ordinary Shares and 1,440,000 ‘B’ Ordinary Shares were re-designated as Ordinary Shares

No. 227623

COMPANIES ACTS 1985 to 1989

COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

of

KOPPERS UK LIMITED

(As adopted on 11 December 1996 and altered on 8 February 2001)

PRELIMINARY

5.1	The regulations contained in Table A in The Companies (Tables A to F) Regulations 1985 (hereinafter referred to as “Table A”) shall apply to the Company save in so far as they are hereby modified or excluded.

5.2	Regulations 8, 24 and 73 to 80 inclusive, of Table A shall not apply to the Company.

6.	The Company is a private company and accordingly no offer shall be made to the public (whether for cash or otherwise) of any shares in or debentures of the Company and no allotment or agreement to allot (whether for cash or otherwise) shall be made of any shares in or debentures of the Company with a view to all or any of those shares or debentures being offered for sale to the public.

Shares

7.	The share capital of the Company is £3,000,000 divided into 3,000,000 Ordinary Shares of £1 each.

8.1	The Directors may unconditionally exercise the power of the Company to allot relevant securities (within the meaning of Section 80(2) of the Act).

8.2	The general authority conferred by this Article shall:-

8.2.1	extend to all relevant securities of the Company created but unissued at the date of these Articles;

8.2.2	expire on the fifth anniversary of the adoption of these Articles unless varied or revoked or renewed by the Company in General Meeting;

8.2.3	entitle the Directors to make at any time before the expiry of such authority any offer or agreement which will or may require relevant securities to be allotted after the expiry thereof; and

8.2.4	in accordance with Section 91(1) of the Companies Act 1985, Sections 89(1), 90(1) to (5) and 90(6) of the Companies Act 1985 shall be excluded from applying to allotments of shares made in pursuance of this Article.

8.3	Subject to Article 5.2 the directors may in their absolute discretion, and without assigning any reason whatsoever, decline to register any transfer of any shares, whether or not it is a fully paid share.

8.4	Where shares have been charged by way of security to any person, such person or any nominee thereof may transfer such shares to itself or its nominee or to any other person, pursuant to the power of sale under such security without the prior consent of the members and the directors shall promptly register a transfer of such shares. A certificate by an official of such a person that the shares were so charged and the transfer so executed shall be conclusive evidence of such facts.

9.	A person becoming entitled to a share by reason of the death or bankruptcy of a shareholder shall not, before being registered as a member in respect of the share, be entitled to receive a copy of any balance sheet (or other document required by law to be annexed thereto) or any notice of a General Meeting, and Regulation 38 of Table A shall be modified accordingly.

Proceedings at General Meetings

10.	Regulation 41 of Table A shall be read and construed as if the last sentence continues “provided if at the adjourned meeting a quorum is not present within fifteen minutes from the time appointed for the meeting, the meeting shall be dissolved”.

11.	A proxy shall be entitled to vote on a show of hands, and Regulation 54 of Table A shall be modified accordingly.

Directors

12.1	The number of Directors shall not be less than one. If and so long as there is a sole Director, he may exercise all the powers and authorities vested in the Directors by these Articles or Table A. Regulations 64 and 89 of Table A shall be modified accordingly.

12.2	Any person may be appointed or elected as a Director, whatever his age, and no Director shall be required to vacate his office of Director by reason of his attaining or having attained the age of seventy years of or any other age.

12.3	A Director shall not be required to hold any share qualification.

Proceedings of Directors

12.4	The third sentence in Regulation 88 of Table A shall not apply to the Company. Not less than three clear days’ notice of every meeting of the Directors shall be given by letter cable or telex to every Director specifying the nature of the business to be transacted at such meeting.

Alternate Directors

13.	The appointment of an alternate Director shall not be subject to approval by resolution of the Directors. Regulation 65 of Table A shall be modified accordingly.

Associate Directors

13.1	The Directors may from time to time appoint any one or more persons to the office of Associate Director for such period at such remuneration and generally on such terms as they shall think fit.

13.2	An Associate Director shall not be entitled to notice of or to attend meetings of the Directors except in cases where the Directors resolve that his presence is required.

13.3	The appointment of an Associate Director hereunder shall not constitute him as a Director within the meaning of the Companies Act 1985 and he shall remain at all times and in all respects subject to the control of the Directors and he may at any time be removed from office by the Directors. Such removal shall be without prejudice to any claim such Associate Director may have for damages of breach of any contract of service between him and the Company.

13.4	An Associate Director appointed under this Article shall not:-

13.4.1	be remunerated as a Director pursuant to Regulation 82 of Table A;

13.4.2	be counted in the quorum at a meeting of Directors or be entitled to vote thereat;

13.4.3	be authorised to act as a Director in the affixing of the seal; or

13.4.4	be counted for the purposes of calculating the number of Directors pursuant to Regulation 64 of Table A.

Powers and Duties of Directors

14.	Subject to the provisions of Section 317 of the Act and Article 18, a Director may vote on any contract or arrangement in which he is interested and on any matter arising therefrom and if he shall so vote his vote shall be counted and he shall be reckoned in estimating a quorum when any such contract or arrangement is under consideration. Regulations 94 and 95 of Table A shall be modified accordingly.

Indemnity

15.	In so far as is permitted by law, but without prejudice to any indemnity to which the person concerned may otherwise be entitled, every Director or other officer of the Company shall be entitled to be indemnified out of the assets of the Company against all costs, losses and liabilities which he may sustain or incur in or about the execution of the duties of his office or otherwise in relation thereto, and no Director or other officer shall be liable for any loss, damage or misfortune which may happen or be incurred by the Company in the execution of the duties of his office or in relation thereto. The Directors shall have the power to purchase and maintain insurance for the benefit of persons who are or were directors officers employees or auditors of the Company including insurance against any liability incurred by such persons in respect of any negligence, default, breach of duty or trust of which they may be guilty in relation to the Company. This Article shall be supplementary and additional to Regulation 118 of Table A.

Telephonic Meetings of Directors

16.	Unless otherwise restricted by these Articles members of the Board of Directors or of any committee thereof may participate in a meeting of the Board of Directors or of any committee, as the case may be, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

Telephonic Meetings of Members

17.	Unless otherwise restricted by these Articles Members may participate in any General Meeting of the Company by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

Notices

18.	Any notices to be given to or by any person pursuant to the Articles may be in writing, by fax transmission or by any other method except as otherwise provided in Article 12.4 of these Articles.

19.	Notices in writing shall be sent to Members at the addresses they have notified to the Company for these purposes notwithstanding that such addresses may be outside the United Kingdom. Regulation 112 of Table A shall be modified accordingly.

Over-riding Provisions

20.	Whenever a Company wheresoever incorporated (hereinafter called “the Parent Company”) shall be the holder of not less than 90 per cent of the issued Ordinary Shares the following provisions shall apply and to the extent of any inconsistency shall have over-riding effect as against all other provisions of these Articles:-

20.1	the Parent Company may at any time and from time to time appoint any person to be a Director (including for these purposes an Associate or Alternate Director) or remove from office any Director, Alternate Director or Associate Director but so that in the case of a Managing Director his removal from office shall be deemed an act of the Company and shall have effect without prejudice to any claim for damages in respect of the consequent termination of his executive office;

20.2	the Parent Company may at any time and from time to time appoint any one or more persons to the office of “Non-Voting Director” for such period as the Parent Company thinks fit;

20.3	the appointment of a Non-Voting Director hereunder shall constitute him as a Director within the meaning of the Act and he shall remain at all times and in all respects subject to the control of the Parent Company and he may at any time be removed from office by the Parent Company. Such removal shall be without prejudice to any claim such Non-Voting Director may have for damages or breach of contract of service between him and the Company;

20.4	a Non-Voting Director appointed under this Article shall not:-

20.4.1	be remunerated as a Director pursuant to Regulation 82 of Table A;

20.4.2	be entitled to vote at a meeting of the Directors;

20.4.3	be authorised to act as a Director in the affixing of the seal.

20.5	no unissued securities shall be issued or agreed to be issued or put under option without the consent of the Parent Company;

20.6	any or all powers of the Directors shall be restricted in such respects and to such extent as the Parent Company may by notice to the Company from time to time prescribe.

Any such appointment, removal, consent or notice shall be in writing served on the Company and signed on behalf of the Parent Company by any two of its Directors or by any one of its Directors and its Secretary or some other person duly authorised for the purpose. No person dealing with the Company shall be concerned to see or enquire as to whether the powers of the Directors have been in any way restricted hereunder or as to whether any requisite consent of the Parent Company has been obtained and no obligation incurred of security given or transaction effected by the Company to or with any third party shall be invalid or ineffectual unless the third party had at the time express notice that the incurring of such obligation or the giving of such security or the effecting of such transaction was in excess of the powers of the Directors.